Exhibit 99.1

news release

Ovintiv Reports First Quarter Financial and Operating Results

Flexibility Enables Dynamic Response to Preserve Financial Strength

Significant Cost Savings and Capital Efficiencies Enhance 2020 and 2021

Actions Taken in Response to Current Low Oil Price Environment:

•	Second quarter planned capital investments reduced 60%.

•	Company doubles its initial estimate of 2020 cash cost savings to $200 million, majority durable into future years.

•	Completed well costs expected to be 20% better than 2019, driven by sustainable efficiency gains.

•	2021 legacy midstream and facility costs to decline by ~$100 million.

•	Company fully hedged on second quarter benchmark oil price risk with more than 200,000 bbls/d hedged at an average price of $42.09 per barrel.

•	Dynamic “shut-in strategy” preserving value.

First Quarter 2020 Highlights:

•	Financial performance driven by strong production and lower costs.

•	Net earnings of $421 million, with non-GAAP operating earnings of $27 million.

•	Cash from operating activities of $566 million and non-GAAP cash flow of $535 million.

•	Crude and condensate(1) production exceeded budget and averaged 215,200 bbls/d.

•	Total production exceeded budget at 571,300 BOE/d (54% liquids).

•	Total Costs were lower than expectations at $12.17 per BOE.

•	Completed well costs 9% lower than 2019 average, reflecting efficiency gains made before downturn.

•	Substantial liquidity at quarter-end of approximately $3.4 billion.

•	Repurchased $100 million of long-term debt in the open markets at an 11% discount.

•	Investment grade credit rating reaffirmed by two agencies.

DENVER, May 7, 2020 – Ovintiv Inc. (NYSE, TSX: OVV) today announced its first quarter 2020 financial and operating results and will hold a conference call and webcast at 9 a.m. MT (11 a.m. ET) on May 8, 2020. Please see dial-in details within this release, as well as additional details on the Company’s website at www.ovintiv.com.

“In the first quarter, we built on our track record of industry-leading efficiency and once again significantly drove down costs and delivered strong corporate-level results,” said Doug Suttles, Ovintiv CEO. “These are challenging times, but we are using the flexibility we purposely built into our business to maintain financial strength and set our Company up to thrive in whatever new environment emerges in the coming months and years. Our focus on cost reductions is making a huge difference today and for the future. We are confident we can deliver both $200 million in cash cost reductions and a 20% improvement in capital efficiencies. Most of these savings will carry into 2021.”

Due to the significant drop in oil prices and unprecedented near-term demand loss, Ovintiv today suspended all previously issued 2020 guidance. However, including recent cash cost reductions and its outlook for better capital efficiencies, the Company projects that a total capital investment scenario in 2020 of $1.8 to $1.9 billion would result in a 2020 exit rate for crude and condensate of approximately 200,000 bbls/d.

1.	Throughout this document, crude and condensate refers to tight oil including medium and light crude oil volumes and plant condensate.

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“In 2021, with a total capital investment scenario of approximately $1.5 billion, we are confident that we could deliver free cash flow at $35 per barrel WTI and $2.75 per MMBtu NYMEX natural gas while holding crude and condensate flat at 200,000 bbls/d,” said Suttles.

Ovintiv delivered strong first quarter results driven by higher than budgeted production and a continued focus on cost reductions. Total average production was 571,300 BOE/d, or three percent higher than expectations. Crude and condensate production averaged 215,200 BOE/d. Total Costs of $12.17 per BOE were below expectations. First quarter capital investments were $790 million, below budget and consistent with previous expectations for a front-end weighted investment profile.

Net earnings in the first quarter were $421 million and were impacted by non-cash unrealized hedging gains of $904 million, before-tax, as well as a non-cash ceiling test impairment of $277 million, before-tax. The non-cash impairment primarily related to the decline in the 12-month average trailing prices for NGLs and natural gas which reduced the Company’s SEC proved reserves values.

Cash from operating activities was $566 million and non-GAAP cash flow was $535 million.

Second Quarter 2020

Second quarter activity levels have been significantly reduced to ensure continued financial strength. Second quarter capital investments are expected to be $250 to $300 million, a $500 million reduction (60%) compared to original plans. By mid-May, the Company will have dropped two-thirds of its operated rig fleet and expects to run seven rigs (three Permian, two Anadarko, two Montney) and no frac spreads. The Company has deferred completions activity in the second quarter. Ovintiv has no long-term service commitments and is prepared to further adjust its investment and activity levels based on market conditions.

Ovintiv today doubled its full-year cash cost savings estimate to $200 million, with most of these savings projected into 2021 and beyond. Well costs in its core assets are expected to be 20% less in the remainder of 2020 and 2021 when compared to 2019 average results.

In response to low oil prices, a dynamic shut-in strategy has been developed and is based on variable costs/margins and price factors. Shutting in wells with higher variable costs allows volumes to be deferred into higher-priced periods in the future. Current net shut-in volumes are approximately 65 MBOE/d, including 35 Mbbls/d of crude and condensate.

Near-term scenarios for 2020 and 2021 have been provided within this release and the accompanying slide deck.

Strong Hedge Position Protects Cash Flow

Ovintiv is fully-hedged on near-term, benchmark oil price risk. For the second quarter, 203,000 bbls/d are hedged at an average of $42.09 per barrel. Of these positions, 188,000 bbls/d are in a fixed price swap at $41.47 per barrel and 15,000 bbls/d are covered by costless collars between $50.00 and $68.71 per barrel. “Benchmark” refers to NYMEX WTI. Natural gas hedges are also in place on approximately 1.2 Bcf/d.

Based on the forward strip as of April 30, second quarter realized risk management gains on benchmark oil and natural gas are expected to total approximately $500 million, and total $1.1 billion for the balance-of-year-2020. Settlements for various other oil differential and natural gas basis positions in 2020 serve to further reduce risk. See the Hedge Volume and Hedging Price Sensitivity tables below.

Balance Sheet and Liquidity

Ovintiv’s $4 billion committed, unsecured credit facilities were recently renewed and extended through July 2024. The facilities have no reserve-based, cash flow, or EBITDA lending covenants or minimum credit rating requirements. The facilities’ primary financial covenant is debt to adjusted capitalization, which is not to exceed 60%. This ratio is based on book value only, not market capitalization. At March 31, 2020, the debt to adjusted capitalization ratio was 28%. The capitalization calculation adjustment includes a fixed $7.7 billion add back to capitalization. Full terms can be found as an exhibit to the Company’s 2019 Annual Report on Form 10-K.

Current liquidity is approximately $3.4 billion, which represents the $4 billion credit facilities, available capacity on uncommitted demand lines and cash-on-hand, less the current commercial paper outstanding and the amount drawn on the facilities.

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During the first quarter, Ovintiv repurchased $100 million of its senior notes in the open market for $89 million. These transactions included approximately $90 million in principal amount of its 5.75% senior notes due January 2022 and approximately $10 million in principal amount of its 3.9% senior notes due November 2021. The Company has significant flexibility to manage the late 2021 and 2022 maturities, including the use of its credit facilities.

Approximately 80% of the Company’s total long-term debt is due in 2024 or later with a weighted average bond maturity of approximately 10 years.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

Asset Highlights

The Company has significantly reduced its estimates for future well costs based on recent efficiency gains and a lower service cost environment. A table comparing previous well costs by area to current estimate is included in today’s accompanying presentation.

Permian

Permian production increased 20% year-over-year and averaged 109,600 BOE/d (81% liquids). The region saw strong operational performance, achieving an average drill, complete and tie-in cost of $0.7 million per 1,000 feet, or 7% below the 2019 average. Efficiencies were driven by drilling innovations and the deployment of “Simul-Frac” completions on two-thirds of its wells. During the quarter, 37 net wells were turned in line (TIL).

Anadarko

Anadarko production was 161,000 BOE/d (62% liquids), up 11% when compared to proforma results in the first quarter of 2019. There were 27 net TILs during the quarter.

Well costs were significantly lowered again, with 13 recent wells drilled and completed for under $5 million per well. This is $3 million (~40%) below pre-2019 costs. The Company is now estimating go-forward drill and complete costs at $5 million per well.

Montney

First quarter liquids production grew 8% year-over-year to 52,500 bbls/d. Total production averaged 204,700 BOE/d (26% liquids). There were 28 net TILs in the first quarter. The Montney produces nearly 60% of the Company’s natural gas volumes and has a significant inventory of dry gas opportunities. The asset has the pipeline capacity, processing infrastructure and transportation contracts required to react quickly if gas prices continue to strengthen relative to oil and condensate.

Base Assets

The remaining assets in the portfolio include the Eagle Ford, Bakken, Uinta and Duvernay. All drilling and completion activities in these areas have been suspended.

For additional information, please refer to the 1Q 2020 Results Presentation at https://investor.ovintiv.com/presentations-events.

Dividend Declared

On May 7, 2020, Ovintiv’s Board declared a dividend of $0.09375 per share of common stock payable on June 30, 2020 to common stockholders of record as of June 15, 2020.

Conference Call Information

A conference call and webcast to discuss the Company’s first quarter results will be held at 9 a.m. MT (11 a.m. ET) on May 8, 2020. To participate in the call, please dial 888-231-8191 (toll-free in North America) or 647-427-7450 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv’s website, www.ovintiv.com, under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

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Capital Investment and Production

	Reportable (1)		Proforma (2)
(for the period ended March 31)	Q1 2020	Q1 2019	Q1 2019
Capital Expenditures (3) ($ millions)	790	736	913

Oil (Mbbls/d) (4)	162.5	125.8	164.7
NGLs – Plant Condensate (Mbbls/d)	52.7	44.9	48.2
NGLs – Other (Mbbls/d)	94.6	60.7	79.8

Total NGLs (Mbbls/d)	147.3	105.6	128.0

Total Liquids (Mbbls/d)	309.8	231.4	292.7

Natural gas (MMcf/d) (5)	1,569	1,421	1,644

Total production (MBOE/d)	571.3	468.2	566.6

(1)	Reportable includes capital and production volumes from Newfield Exploration Company (“Newfield”), commencing February 14, 2019.
(2)	Proforma includes Ovintiv and Newfield capital and combined production volumes for Q1 2019.
(3)	Including capitalized overhead costs.
(4)	Primarily tight oil, including minimal medium and light crude oil volumes.
(5)	Primarily shale gas, including minimal conventional natural gas.

Hedge Volumes as of April 30, 2020 for the balance of the year:

Natural Gas Hedges	2020
Total Hedges	1,196 MMcf/d

Hedges ($/Mcf)
NYMEX Swaps	811 MMcf/d
Swap Price	$2.65

NYMEX 3-Way Options	330 MMcf/d
Short Call	$2.72
Long Put	$2.60
Short Put	$2.25

NYMEX Costless Collars	55 MMcf/d
Short Call	$2.88
Long Put	$2.50

Basis Hedges ($/Mcf)
AECO Basis Swaps	272 MMcf/d
Swap Price	($0.88)

WAHA Basis Swaps	105 MMcf/d
Swap Price	($0.91)

Oil & Condensate Hedges	2020
Total Hedges	185 Mbbls/d

Hedges ($/bbl)
WTI Swaps	145 Mbbls/d
Swap Price	$44.95

WTI 3-Way Options	25 Mbbls/d
Short Call	$61.46
Long Put	$53.36
Short Put	$43.36

WTI Costless Collars	15 Mbbls/d
Short Call	$68.71
Long Put	$50.00

Basis Hedges ($/bbl)
WTI / Midland Swaps	7 Mbbls/d
Swap Price	($1.20)

Price Sensitivities for WTI Oil Hedge Gains/Losses by Quarter for 2020 ($ MM):

Period	$10	$20	$30	$40	$50
2Q 2020	599	415	231	46	(138)
3Q 2020	565	404	243	82	(79)
4Q 2020	490	390	291	192	46

2Q-4Q Total	1,654	1,209	765	320	(171)

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Price Sensitivities for NYMEX Natural Gas Hedge Gains/Losses by Quarter for 2020 ($ MM)

Period	$1.00	$1.25	$1.50	$1.75	$2.00	$2.25
2Q 2020	143	123	103	83	63	44
3Q 2020	145	125	104	84	64	44
4Q 2020	141	121	102	82	63	43

2Q-4Q Total	429	369	309	249	190	131

Note: Sensitivities do not include gains or losses related to differential hedges.

Note: Company has additional hedges on Butane and Propane not included.

First Quarter Summary

(for the period ended March 31)	Q1 2020	Q1 2019
($ millions, except as indicated)
Cash from (used in) operating activities	566	529
Deduct (add back):
Net change in other assets and liabilities	(52)	(11)
Net change in non-cash working capital	83	118

Non-GAAP cash flow(1)	535	422

Non-GAAP cash flow margin(1) ($/BOE)	10.29	10.02

Net earnings (loss)	421	(245)
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	904	(427)
Impairments	(277)	—
Restructuring charges	—	(113)
Non-operating foreign exchange gain (loss)	(104)	37
Gain (loss) on divestitures	—	(1)
Gain on debt retirement	11	—

	534	(504)
Income tax	(140)	94

After-tax (addition) deduction	394	(410)

Non-GAAP operating earnings (loss)(1)	27	165

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, and non-GAAP operating earnings are non-GAAP measures as defined in Note 1.

Realized Pricing Summary

	Q1 2020	Q1 2019
Liquids ($/bbl)
WTI	46.17	54.90
Realized liquids prices (1)
Oil	48.99	57.34
NGLs – Plant Condensate	46.80	51.71
NGLs – Other	7.89	20.53

Total NGLs	21.80	33.80

Natural gas
NYMEX ($/MMBtu)	1.95	3.15

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Realized natural gas price (1) ($/Mcf)	1.97	2.66

(1)	Prices include the impact of realized gain (loss) on risk management.

Total Costs Summary

(for the period ended March 31) ($ per BOE)	Q1 2020	Q1 2019
Production, Mineral and Other Taxes	1.01	1.14
Upstream Transportation and Processing	6.40	6.90
Upstream Operating[1]	3.34	3.48
Administrative[1]	1.42	1.92

Total Costs(2) ($/BOE)	12.17	13.44

(1)	Excluding long-term incentive costs, restructuring costs and current expected credit losses.
(2)	Total costs are a non-GAAP measure as defined in note 1.

Net Debt to Adjusted Capitalization

($millions except as indicated)	March 31, 2020	December 31, 2019
Long-Term Debt, including current portion	7,006	6,974
Total Shareholders’ Equity	10,191	9,930
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746

Adjusted Capitalization	24,943	24,650

Debt to Adjusted Capitalization	28%	28%

Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil and NGLs. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

•

Total Costs per BOE is defined as the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive costs, restructuring costs and current expected credit losses, per BOE of production. Management believes this measure is useful to the company and its investors as a measure of operational efficiency across periods.

•

Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s

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financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization includes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: planned capital reduction; anticipated cost savings, capital efficiency and sustainability thereof; estimated hedging revenue and sensitivity to commodity prices; shut-in strategy; production, total cash costs and capital investments versus expectations; capital investment scenarios and associated production; operational flexibility, legacy costs, future well costs, service cost savings and efficiency gains; expected rigs and locations thereof; drilling and completions activity; second quarter outlook and ability to make adjustments as conditions dictate; use of the Company’s credit facilities and ability to manage near-term maturities; and pacesetting metrics being indicative of future well performance. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions contained herein; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: suspension of or changes to guidance, and associated impact to production; ability to generate sufficient cash flow to meet obligations; commodity price volatility and impact to the Company’s stock price and cash flows; ability to secure adequate transportation and potential curtailments of refinery operations, including resulting storage constraints or widening price differentials; discretion to declare and pay dividends, if any; business interruption, property and casualty losses or unexpected technical difficulties; impact of COVID-19 to the Company’s operations, including maintaining ordinary staffing levels, securing operational inputs, executing on portions of its business and cyber-security risks associated with remote work; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including costs thereof; risks in marketing operations; risks associated with technology; risks associated with decommissioning activities, including timing and costs thereof; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on SEDAR and EDGAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

SOURCE: Ovintiv Inc.

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